EXHIBIT 10.1

February 26, 2026

VisionWave Holdings, Inc.

300 Delaware Ave., Suite 210 # 310
Wilmington, DE 19801
Attn: Doug Davis
E-mail: ddavis@vwav.inc

Re:	Promissory Note to be issue by VisionWave Holdings, Inc. (the “Company”) to YA II PN, Ltd. (the “Investor”)

Dear Mr. Davis:

Reference is made to the Standby Equity Purchase Agreement, dated as of July 25, 2025 (as amended by Amendment No. 1 dated January 19, 2025, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “SEPA”) pursuant to which the Company shall have the right to issue and sell to the Investor, from time to time as provided therein, and the Investor shall purchase from the Company, up to $50 million of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Shares”). Pursuant to the SEPA, the Investor has advanced to the Company the Pre-Paid Advance (as defined in the SEPA) in the principal amount of $5,000,000 which is evidenced by convertible promissory notes in the form set forth as Exhibit B attached to the SEPA (the “Existing Promissory Notes”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the SEPA. As of the date hereof, the commitment amount remaining available under the SEPA is $49,019,700. In connection with the SEPA, the Company filed a Registration Statement which was declared effective on February 17, 2026, which Registration Statement registered the resale of 10,200,000 Common Shares issuable under the SEPA.

In consideration of the representations, warranties and covenants of the Company set forth herein, the Investor agrees that it shall fund an additional $20,000,000 in principal amount (the “Loan”) to the Company under the terms and conditions of a promissory note in the form of Exhibit A attached hereto (the “Promissory Note”), upon the satisfaction of the conditions precedent set forth on Annex I attached hereto (the “Conditions”). Upon the satisfaction of the Conditions, the Company shall give written notice to the Investor and provide all of the documents, certificates, and agreements set forth in the Conditions. Upon receipt of all such required items (such date being, the “Closing Date”), the Company shall duly execute and deliver to the Investor (i) the Promissory Note in a principal amount of $20,000,000, and (ii) a Warrant to purchase 1,333,333 Common Shares exercisable for 5 years in the form of Exhibit B attached hereto (the “Warrant”) and the Investor shall advance to the Company the principal amount of the Loan, less a discount in the amount equal to 15% of the principal amount of the Loan netted from the purchase price due, in immediately available funds to an account designated by the Company in writing.

The Investor hereby acknowledges and agrees that the Company shall not be required to modify, amend or supplement the existing Registration Statement to include any shares underlying the Promissory Note or the Warrant.

Representations, Warranties and Covenants.

Representations and Warranties of the Company. For the purposes hereof, the Company represents and warrants to the Investor that, as of the date hereof and as of the Closing Date all of the representations and warranties in the SEPA are true and correct in all material respects (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date) and shall apply in respect of the issuance and sale of the Promissory Note to be issued on the Closing Date.

Representations and Warranties of the Investor. For the purposes hereof, the Investor represents and warrants to the Company that, as of the date hereof and as of the Closing Date all of the representations and warranties in the SEPA are true and correct (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date) and shall apply in respect of the issuance and sale of the Promissory Note to be issued on the Closing Date.

Current Report. The Company shall, not later than 9:00 a.m., New York City time, on the second business day after the date of this letter agreement, file with the SEC a current report on Form 8-K describing all the material terms of the transactions contemplated herein in the form required by the Exchange Act and attaching all the material documents as exhibits. The Company expressly agrees that from and after the filing of the Form 8-K with the SEC, the Company shall have publicly disclosed all material, non-public information provided to the Investor (or the Investor’s representatives or agents) by the Company, or any of its officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the herein.

Use of Proceeds; Subsidiary Guaranty.

(a)	Use of Proceeds. Neither the Company nor any Subsidiary will, directly or indirectly, use the proceeds of the transactions contemplated herein to repay any advances or loans to any executives, directors, or employees of the Company or any Subsidiary or to make any payments in respect of any related party obligations, including without limitation any payables or notes payable to related parties of the Company or any Subsidiary whether or not such amounts are described on the balance sheets of the Company in any SEC Documents and any Subsidiary or described in any “Related Party Transactions” section of any SEC Documents (collectively, “Related Party Obligations”). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the transactions contemplated herein, or lend, contribute, facilitate, or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating, directly or indirectly, any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is or whose government is, the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise).

(b)	Each Subsidiary shall enter into a subsidiary guaranty with the Investor in an agreed upon for (the “Global Guaranty Agreement”). The Company shall not without the prior written consent of the Investor loan, invest, transfer or “downstream” any cash proceeds, or assets or property acquired with cash proceeds from the issuance and sale of the Promissory Note to any Subsidiary, unless such Subsidiary has first entered into the Global Guaranty Agreement.

No Variable Rate Transactions or Related Party Payments. From the date hereof until the date upon which the Promissory Note to be issued hereunder has been repaid in full, the Company shall not (A) repay any Related Party Obligations, including any loans to any executives or employees of the Company or to make any payments in respect of any related party debt, and (B) effect or enter into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Shares or any security which entitles the holder to acquire Common Shares (or a combination of units thereof) involving a Variable Rate Transaction, other than involving a Variable Rate Transaction with the Investor. The Investor shall be entitled to seek injunctive relief against the Company and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages, without the necessity of showing economic loss and without any bond or other security being required.

No Indebtedness. From the date hereof until the date upon which the Promissory Note to be issued hereunder has been repaid in full, without the prior written consent of the Investor, neither the Company, nor any Subsidiary shall, directly or indirectly (i) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness, (ii) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Lien on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, (iii) voluntarily prepay, redeem, or otherwise repay any amounts outstanding under any Indebtedness, including, without limitation, in respect of amounts owed to Evie Autonomous LTD (“EVIE”), (iv) make any cash payments in respect of any underwriting agreement or business combination marketing agreement, or similar arrangement, or issue shares in satisfaction of any such payment obligations, unless such shares are subject to a lock up agreement preventing the resale of such shares until the Promissory Notes have been fully repaid, or (v) pay, reimburse, guaranty, or otherwise directly or indirectly incur any liability or obligation in respect of all, or any portion of the deferred underwriting commission incurred in connection with the initial public offering of Bannix Acquisition Corp.

Definitions. The following definitions in the SEPA are hereby amended and restated as follows:

“Permitted Indebtedness” shall mean: (i) indebtedness in respect of the Promissory Notes; (ii) indebtedness (A) the repayment of which has been subordinated to the payment of the Promissory Notes on terms and conditions acceptable to the Investor, including with regard to interest payments and repayment of principal, (B) which does not mature or otherwise require or permit redemption or repayment prior to or on the 91st day after the maturity date of the Promissory Note; and (C) which is not secured by any assets; (iii) indebtedness incurred in connection with one or more acquisitions (including earn-outs, seller notes, deferred purchase price obligations and similar obligations) that is subordinated in right of payment and lien priority to the obligations owing under the Promissory Notes; (iv) indebtedness owing to Stanley Hills LLC (whether existing on the date hereof or incurred thereafter) that is subordinated in right of payment and lien priority to the obligations owing under the Promissory Notes; and (v) any indebtedness (other than the indebtedness set out in (i) – (iv) above) incurred after the date hereof, provided that such indebtedness does not exceed $250,000 at any given time.

       “Permitted Liens” shall mean (i) any security interest granted to the Investor; (ii) inchoate Liens for taxes, assessments or governmental charges or levies (A) not yet due, as to which the grace period, if any, related thereto has not yet expired, or (B) being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (iii) Liens of carriers, materialmen, warehousemen, mechanics and landlords and other similar Liens which secure amounts which are not yet overdue by more than 60 days or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (iv) licenses, sublicenses, leases or subleases granted to other persons not materially interfering with the conduct of the business of the Company or any Subsidiary; (v) Liens incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance, pension liabilities and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature (other than appeal bonds) incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and (vi) Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) and contractual set-off rights held by such banking institution and which are within the general parameters customary in the banking industry and only burdening deposit accounts or other funds maintained with a creditor depository institution; and (vii) Liens securing indebtedness permitted under clause (iii) or (iv) of the definition of Permitted Indebtedness, provided that the same Liens are granted to the Investor to secure the obligations under the Promissory note and any such Liens securing indebtedness permitted under clause (iii) or (iv) are subordinated in lien priority to the Liens securing the obligations under the Promissory Notes.

Structuring and Due Diligence Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this letter agreement, except that the Company shall pay to the Investor or its designee a structuring and due diligence fee in the amount of $25,000, which shall be paid from the proceeds of the Loan.

SEPA Advances. For so long as any amounts remain outstanding under the Promissory Note, if the Company submits an Advance Notice then, unless otherwise agreed by the Investor, (1) the Company may only request an Option 2 Pricing Period (3-Day Pricing Period) in such Advance Notice, and, (2) any such Advance Notice shall be treated as an Advance Repayment (as defined in the Promissory Note) with the proceeds of any such Advance Notice due to be paid to the Company first used to repay any Installment Amount (as defined in the Promissory Note) past due or coming due withing the next 30 days before any proceeds shall be paid to the Company.

Registration Rights.

(a) Registration of Warrant Shares. In addition to the demand registration rights set forth in Section (b) below, the Company shall, at its sole cost and expense, file with the SEC on or before the date that is ninety (90) calendar days after the Closing Date a registration statement on Form S-1 registering the resale of all of the Common Shares issuable upon exercise of the Warrant (the “Warrant Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Warrant Registration Statement to be declared effective as soon as practicable after the filing thereof. If the SEC prevents the Company from including all of the Warrant Shares in the initial Warrant Registration Statement due to Rule 415 limitations or otherwise, the Company shall promptly file one or more additional registration statements to register any remaining Warrant Shares as soon as permitted under applicable law, using commercially reasonable efforts to cause effectiveness consistent with the foregoing timeline.

(b) The Company, upon written demand (“Demand Notice”) from the Investor, agrees to register all of the Common Shares underlying the Warrants and the Promissory Note. The Company shall within 45 calendar days after the date of such Demand Notice, file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the underlying Common Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. If the SEC prevents the Company from including any or all of the underlying Common Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Company’s securities by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of the Company securities which is equal to the maximum number of the Company securities as is permitted by the SEC and (ii) the number of the Company securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional underlying Shares under Rule 415 under the Securities Act, the Company shall file a new Registration Statement to register such shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section.

Miscellaneous. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of laws that would require the application of the law of any other jurisdiction. This letter agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. This letter agreement may be delivered by any party by facsimile, email or other electronic transmission. Electronic signatures shall be deemed to have the same legal effect as original signatures. The terms of this letter agreement shall survive any termination of the SEPA or repayment, amendment, amendment and restatement, novation and/or conversion of the convertible debentures issued thereunder.

If the foregoing correctly sets forth the understanding between the Company and Investor, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and Investor.

Very truly yours,

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Michael Rosselli
Name:	Michael Rosselli
Title:	Member

ACKNOWLEDGED AND AGREED:

VISIONWAVE HOLDINGS, INC.

By:	/s/ Douglas Davis
Name:	Douglas Davis
Title:	Executive Chairman

EXHIBIT A

FORM OF PROMISSORY NOTE

EXHIBIT B

FORM OF WARRANT

ANNEX A

CONDITIONS PRECEDENT

The obligation of the Investor to advance to the Company the Loan hereunder is subject to the satisfaction of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)	The Company and each Subsidiary shall have duly executed and delivered to the Investor each of the Promissory Note, Warrant, and Global Guaranty Agreement (collectively, the “Transaction Documents”) to which it is a party.

(b)	The Company shall have delivered to the Investor a compliance certificate executed by the chief executive officer of the Company certifying that Company has complied with all of the conditions precedent set forth herein and which may be relied upon by the Investor as evidence of satisfaction of such conditions without any obligation to independently verify.

(c)	The Investor shall have received an opinion of counsel to the Company in form and substance reasonably acceptable to the Investor.

(d)	The Investor shall have received a closing statement in a form to be agreed by the parties, duly executed by an officer of the Company, setting forth wire transfer instructions of the Company for the payment of the amount of the Loan, the amount to be paid by the Investor, which shall be the full principal amount of the Loan less any deductions that may be agreed by the parties.

(e)	The Company shall have delivered to the Investor certified copies of its and each of its Subsidiaries’ charter or certificate of formation, bylaws or operating agreement and any other material organizational documents.

(f)	The Company shall have delivered to the Investor a certificate evidencing the incorporation and good standing of the Company as of a date within ten (10) days of the date of the Loan.

(g)	(I) The board of directors of the Company has approved the transactions contemplated by the Transaction Documents, (II) said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof, and (III) a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

(h)	Each and every representation and warranty of the Company set forth in the Promissory Note shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the date of the Loan as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions set forth in each Transaction Document required to be performed, satisfied or complied with by the Company at or prior to the Loan.

(i)	No Suspension of Trading in or Delisting of Common Shares. (I) Trading in the Common Shares shall have commenced on the Principal Marker and shall not have been suspended by the SEC, the Principal Market or FINRA, (II) the Company shall not have received any notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated, nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, and (III) the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated.

(j)	The Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the sale of the Common Shares.

(k)	No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(l)	Since the date of execution of this Agreement, no event or series of events shall have occurred that has resulted in or would reasonably be expected to result in a Material Adverse Effect, or an Event of Default (each as defined in the Promissory Note).

(m)	(I) No material breach of this Agreement or any Transaction Document shall have occurred, (II) no Event of Default shall have occurred (assuming that the applicable Promissory Note had been outstanding as of the date of the Loan, and (III) no event has occurred and no condition exists that with the passage of time or the giving of notice, or both, would constitute a material breach of this Agreement or any Transaction Document or an Event of Default (assuming that the Promissory Note had been outstanding as the date of the Loan).

(n)	The Company shall have notified the Principal Market of the issuance of all of the shares issuable under the Promissory Note and the Warrant, and the Company shall have received no objections from the Principal Market to such listing.